Exhibit 107

Calculation of Filing Fee Tables

Form S-1

ProFrac Holding Corp.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.01 per share	457(a)	18,400,000	$24.00	$441,600,000.00	0.0000927	$40,936.32

Fees Previously Paid	Equity	Class A common stock, par value $0.01 per share	457(o)	—	—	$100,000,000.00	0.0000927	$9,270.00

	Total Offering Amounts					$441,600,000.00		$40,936.32

	Total Fees Previously Paid							$9,270.00

	Total Fee Offsets							—

	Net Fee Due							$31,666.32

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of Class A common stock issuable upon exercise of the underwriter’s option to purchase additional shares of Class A common stock. See “Underwriting.”

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3) Calculated pursuant to Rule 457(o) under the Securities Act.